Exhibit 2.2

[This agreement will be signed on the Closing Date]

MERGER AGREEMENT

by and among

dd3 Acquisition corporation s.a. DE c.v.,

and

BETTERWARE, S.A.P.I. DE C.V.,

Dated as of ____________, 2019

MERGER AGREEMENT (“AGREEMENT”) TO BE ENTERED INTO BY AND BETWEEN BETTERWARE, S.A.P.I DE C.V. (“BWM”), AS POST-MERGER SURVIVING ENTITY, REPRESENTED BY [●], AND DD3 ACQUISITION CORPORATION S.A. DE C.V. (“DD3”), REPRESENTED BY [●], AS MERGED ENTITY, ACCORDING TO THE FOLLOWING RECITALS AND CLAUSES:

CONVENIO DE FUSIÓN (EL “CONVENIO”) QUE CELEBRAN POR UNA PARTE BETTERWARE, S.A.P.I. DE C.V. (“BWM”) COMO SOCIEDAD FUSIONANTE, REPRESENTADA EN ESTE ACTO POR [●], Y POR LA OTRA PARTE DD3 ACQUISITION CORPORATION S.A. DE C.V. (“DD3”), COMO SOCIEDAD FUSIONADA, RESPRESENTADA EN ESTE ACTO POR [●], AL TENOR DE LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS:

WHEREAS	CONSIDERANDOS

A.	WHEREAS, upon the terms and subject to the conditions agreed upon certain Combination and Stock Purchase Agreement dated as of [August 2, 2019] (the “BCA”), the parties agreed to carry out all necessary actions to enter into a merger agreement pursuant to which DD3 will merge with and into BWM (the “Merger”), with the BWM surviving the Merger; and	A.	CONSIDERANDO QUE, de conformidad con los términos acordados y sujeto a las condiciones establecidas en cierto Contrato de Combinación de Negocios y Compraventa de fecha [2 de agosto de 2019] (el “BCA”), las partes convinieron en llevar a cabo todas las acciones necesarias para celebrar un convenio de fusión por virtud del cual DD3, como fusionada, se fusionara con y en BWM (la “Fusión”), y que BWM subsistiera dicha Fusión como fusionante; y

B.	WHEREAS, DD3 and BWM have obtained all necessary corporate approvals and required consents to execute this Agreement, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement and in accordance with the General Law of Commercial Companies (“LGSM”).	B.	CONSIDERANDO QUE, DD3 y BWM han obtenido las aprobaciones corporativas necesarias, así como cualquier consentimiento requerido para la celebración de este Convenio, la Fusión y las demás operaciones aquí contempladas de acuerdo con los términos y sujeto a las condiciones del mismo y de conformidad con la Ley General de Sociedades Mercantiles (“LGSM”).

NOW, THEREFORE, in consideration of the foregoing and the recitals, mutual covenants and agreements herein contained, and intending to be legally bound hereby, DD3 and the BWM hereby agree as follows:	POR LO QUE, en consideración de los anteriores considerandos, las obligaciones recíprocas y demás acuerdos aquí contemplados, DD3 y BWM acuerdan las siguientes:

RECITALS	DECLARACIONES

I.	BWM hereby represents that:	I.	BWM declara que:

a)

It is a company (sociedad anónima promotora de inversión) duly incorporated under the laws of the United Mexican States as evidenced by means of public deed number [●], dated [●], [●], granted before Mr. [●], notary public number [●] of the [●].

	a)	Es una sociedad anónima promotora de inversión legalmente constituida de conformidad con las leyes de los Estados Unidos Mexicanos, según consta en la escritura pública número [●], de fecha [●]de [●]de [●], otorgado ante la fe del Lic. [●], notario público número [●]del estado de [●].

b)

By means of unanimous written resolutions dated [●] [●], [●], all the shareholders of BWM unanimously approved (i) to entirely amend and restate its bylaws in order to become a sociedad anónima promotora de inversion; and (ii) the Merger of BWM with DD3, with BWM surviving the Merger as the surviving entity.

b)

Mediante resoluciones unánimes adoptadas por los accionistas, de fecha [●] de [●]de [●], la totalidad de los accionistas de BWM aprobaron (i) la modificación y re expresión total de los estatutos sociales de BWM para adoptar la modalidad de sociedad anónima promotora de inversión; y (ii) llevar a cabo la Fusión de DD3 en BWM, siendo esta última la sociedad fusionante.

c)	By means of such unanimous resolutions in which the Merger was approved, there were granted to its legal representative the required authority and faculties to execute this Agreement on its behalf.	c)	Mediante las resoluciones unánimes de los accionistas que aprobaron la Fusión, se otorgó a su representante la capacidad y facultades necesarias para celebrar el presente Convenio en su representación.

II.	DD3 hereby represents that:	II.	DD3 declara que:

a)	It is a company (sociedad anónima) duly incorporated under the laws of the United Mexican States as evidenced by means of public deed number [●], dated [●], [●], granted before Mr. [●], notary public number [●] of the [●].	a)	Es una sociedad anónima legalmente constituida de conformidad con las leyes de los Estados Unidos Mexicanos, según consta en escritura pública número [●], de fecha [●]de [●]de [●], otorgada ante la fe del Lic. [●], notario público número [●] de [●].

b)

Attached hereto as Exhibit “A” a complete list of all agreements entered into DD3 and still effective as of the date hereof, and that will be transferred to BWM by means of the merger discussed herein.

	b)	Se anexa al presente como Anexo “A” una lista completa de todos los contratos celebrados por DD3 vigentes al día de hoy, y que serán transferidos a BWM de conformidad con la fusión acordada en el presente Convenio.

c)	By means of written resolutions dated [●] [●], [●], the shareholders of DD3 approved the Merger of BWM with DD3, with BWM surviving the Merger as the surviving entity.	c)	Mediante resoluciones de los accionistas de fecha [●] de [●] de [●], los accionistas de DD3 aprobaron la Fusión de DD3 en BWM, subsistiendo BWM como sociedad fusionante.

d)	By means of such resolutions in which the Merger was approved, there were granted to its legal representative the required authority and faculties to execute this Agreement on its behalf.	d)	Mediante las resoluciones de los accionistas que aprobaron la Fusión, se otorgó a su representante la capacidad y facultades necesarias para celebrar el presente Convenio en su representación.

CLAUSES	CLÁUSULAS

FIRST. Merger Agreement. DD3 and BWM hereby agree to merge pursuant to the terms and conditions set forth in the present Agreement, in the understanding that DD3 will merge with and into BWM. As a result of the Merger, the separate corporate existence of DD3 shall cease and BWM shall continue as the surviving company of the Merger (the “Surviving Company”).	PRIMERA. Convenio de Fusión. DD3 y BWM convienen en fusionarse de conformidad con los términos y condiciones del presente Convenio, en el entendido de que DD3 será la entidad fusionada en BWM. Como resultado de la Fusión, DD3 dejará de existir como entidad corporativa y BWM continuará y subsistirá como sociedad fusionante (la “Sociedad Fusionante”).

SECOND. Effect of the Merger.

The Merger will be effective and the parties hereto shall consider the Merger to be consummated between them and before third parties for all tax purposes at [00:00 hrs. of [●], 2019] (the “Effective Date”) and before third-parties on the date on which the resolutions approving the Merger are registered in the Public Registry of Commerce.

SEGUNDA. Efecto de la Fusión.

La Fusión surtirá efectos entre las partes y las partes acuerdan considerar que la Fusión surta efectos entre ellas y frente a terceros para efectos fiscales a partir de [las 00:00 horas] del día [●] de 2019 (la “Fechas Efectiva”) y frente a terceros en la fecha en la que la escritura pública que formalice las resoluciones en las que se apruebe la fusión quede inscrita en el Registro Público de la Propiedad y del Comercio.

For purposes of article 223 (two hundred and twenty-three) and 225 (two hundred and twenty-five) of the LGSM, the Surviving Company have agreed to pay, upon demand, all outstanding obligations of DD3 as of the Effective Date. For purposes thereof, interested creditors will be entitled to present their corresponding demands at BWM domicile set forth in Section [●] hereof. All unclaimed obligations from DD3 will be honored by BWM in their original agreed terms.

En términos de los artículos 223 (doscientos veintitrés) y 225 (doscientos veinticinco) de la LGSM, la Sociedad Fusionante acuerda pagar, previa solicitud de los acreedores que correspondan, todas las obligaciones pendientes de pago de DD3 a la Fecha Efectiva. Para estos efectos, los acreedores interesados deberán presentar su solicitud ante las oficinas corporativas de BWM ubicadas en [●]. Todas las obligaciones no reclamadas por los acreedores de DD3, serán pagadas por BWM en los términos originalmente acordados.

THIRD. Transfer of DD3’s capital. Without limiting the generality of the foregoing, on the Effective Date, the capital of DD3 as a whole, including all of the property, rights, privileges, agreements, assets, immunities, powers, franchises licenses and authority of DD3 shall be transferred to and vest in BWM, and all debts, liabilities, obligations, restrictions and duties of DD3 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of BWM, based upon the balance sheet approved by DD3’s shareholders on [●], 2019 (“Balance Sheet”). Accordingly, BWM will become the holder of all rights, obligations, actions and guarantees of any kind that correspond to DD3 as of the Effective Date.

TERCERA. Transferencia del Patrimonio de DD3. Al surtir efectos la Fusión en la Fecha Efectiva, la totalidad del patrimonio de DD3 en conjunto, incluyendo sus propiedades, derechos, preferencias, acuerdos, activos, privilegios, facultades, franquicias, licencias y poderes así como todas sus deudas, contingencias, obligaciones, restricciones, y pasivos de DD3 pasarán a formar parte y se transferirán a título universal, al patrimonio de BWM, tomando como base el balance aprobado por los accionistas de DD3 el [●] de [●] de 2019 (el “Balance”). A consecuencia de lo anterior, BWM se subrogará en todos y cada uno de los derechos, obligaciones, acciones y garantías de cualquier índole, que correspondan a DD3 en la Fecha Efectiva.

Specifically, the parties agree that BWM, as the Surviving Company, shall timely submit before the Ministry of Finance (Secretaría de Hacienda y Crédito Público), the Tax Service Administration (Servicio de Administración Tributaria) and any other administrative authorities whether federal, state or municipal, any notices and tax returns that may be required under applicable law and tax regulations in connection with the Merger.

Las partes acuerdan que BWM, en su carácter de Sociedad Fusionante, deberá presentar ante la Secretaría de Hacienda y Crédito Público, el Servicio de Administración Tributaria o ante cualquier otra dependencia u oficina gubernamental que corresponda, ya sea de carácter federal, estatal o municipal, cualquier aviso, declaración o notificación relacionadas con la fusión de ambas compañías de conformidad con la legislación y reglas fiscales aplicables.

Likewise, BWM, as surviving entity, is expressly authorized to request any tax refund that may correspond to DD3, as appropriate.	Asimismo, BWM, como entidad fusionante, estará expresamente autorizada para solicitar la devolución de los saldos a favor que le pudieran corresponder a DD3, según corresponda.

FOURTH. Financial Statements. The parties agree that the Merger should be carried out based on the figures contained in each of DD3 and BWM balance sheets, which signed by the parties are attached hereto as Exhibit “B”.

CUARTA. Estados Financieros. Las partes acuerdan que la Fusión se llevará a cabo de conformidad con los resultados reflejados en el Balance de BWM y DD3, el cual es firmado por las partes y se adjunta al presente Convenio como Anexo “B”.

FIFTH. Equity Distribution. At the Effective Date, by virtue of the Merger:	QUINTA. Distribución del Capital Social. En la Fecha Efectiva, por virtud de la Fusión:

(a) All of the (i) DD3 shares issued and outstanding immediately prior to the Effective Date shall be canceled and each of those DD3 shares shall be exchanged for [Series [●]] shares of the Surviving Company common stock on a 1:1 exchange ratio, and (ii) DD3 warrants and DD3’s UPOs issued and outstanding immediately prior to the Effective Date shall be canceled and each of those DD3 warrants and DD3’s UPOs shall be replaced and exchanged for BWM warrants and BWM’s UPOs of the Surviving Company; with each holder of DD3 shares, DD3 warrants and DD3’s UPOs to receive the number of the Surviving Company common stock, BWM warrants and BWM’s UPOs, respectively as set forth opposite such holder’s name as described below;	(a) Todas (i) las acciones emitidas por DD3 previamente a la Fecha Efectiva serán canceladas y cada una de dichas acciones emitidas por DD3 serán intercambiadas por acciones comunes ordinarias de la [Serie ●] emitidas por la Sociedad Fusionante a una relación de canje de 1:1 (una a una) , y (ii) las opciones (warrants) y opciones unitarias de compra (UPOs) emitidas por DD3 previamente a la Fecha Efectiva serán canceladas y cada una de dichas opciones y opciones unitarias de compra serán reemplazadas e intercambiadas por opciones de compra y opciones unitarias de compra emitidas de la Sociedad Fusionante y cada uno de los tenedores de acciones, opciones y opciones unitarias de compra de DD3 recibirá el número de acciones ordinarias, opciones y opciones unitarias de compra, según corresponda, de la Sociedad Fusionante que se señalan junto a su nombre según se describe a continuación;

(b) All of the BWM shares issued and outstanding immediately prior to the Effective Date shall be canceled and exchanged for [Series [●]] shares of the Surviving Company Common Stock representing 100% of the total outstanding shares of the Surviving Company Shares, with each holder of BWM shares to receive number of shares of the Surviving Entity shares set forth opposite such holder’s name as described below; and

(b) La totalidad de las acciones emitidas por BWM previamente a la Fecha Efectiva serán canceladas e intercambiadas por [●] acciones comunes ordinarias de las [Serie ●] emitidas por la Sociedad Fusionante y que representen el 100% del capital social de la Sociedad Fusionante, y cada uno de los tenedores de acciones de BWM recibirá el número de acciones de la Sociedad Fusionante que se señalan junto a su nombre según se describe a continuación; y

(c) BMW shall issue [●] treasury shares as required under the Management Incentive Plan approved pursuant to section [9.1] of the BCA.	(c) BMV deberá emitir [●] acciones de tesorería de conformidad con lo establecido en el Plan de Incentivos para Ejecutivos (Management Incentive Plan) aprobado de conformidad con la sección [9.1] del BCA.

In connection with the foregoing on the Effective Date, the parties agree that all of the outstanding paid-in capital stock of the BWM as Surviving Company shall be comprised by the number of shares distributed as described in the following chart (the “Post-Merger Equity Ownership Chart”):

En relación con lo anterior, en la Fecha Efectiva, las partes acuerdan que la totalidad del capital social de BWM, como Sociedad Fusionante, estará compuesto por y distribuido entre el número de acciones que se describen en el siguiente cuadro (el “Cuadro de Distribución Accionaria Post-Fusión”):

SHAREHOLDERS / ACCIONISTAS	ACCIONES	CAPITAL
SERIES “[●]” / SERIE “[●]”
[Promotora Forteza, S.A. de C.V.]	[●]	$[●]
[Campalier, S.A. de C.V.]	[●]	$[●]
[DD3 Initial Investors]	[●]	$[●]
[DD3 PIPE Investors]	[●]	$[●]
[DD3 Sponsors]	[●]	$[●]
Management Incentive Plan treasury shares / acciones de tesorería emitidas conforme al Plan de Incentivos para Ejecutivos	[●]
TOTAL	[●]	$[●]

SIXTH. Corporate books and stock certificates. The parties agree:	SEXTA. Libros corporativos y títulos de acciones. Las Partes acuerdan:

(a) To cancel all outstanding stock certificates previously issued by BWM, issue and deliver new stock certificates on the Effective Date, as set forth in the Post-Merger Equity Ownership Chart and agreed herein;

(a) Cancelar todos los títulos de acciones previamente emitidos por BWM, emitir y entregar nuevos títulos de acciones en la Fecha Efectiva, según se detalla en el Cuadro de Distribución Accionaria Post-Fusión y acuerda que en el presente Convenio;

(b) To carry out all necessary corporate entries in the corporate and accounting records of BWM to reflect the effects of the Merger and the new distribution described in the Post-Merger Equity Ownership Chart;	(b) Llevar a cabo los asientos corporativos y contables necesarios en los registros de BWM para reflejar los efectos de la Fusión y la nueva composición accionarias señalada en el Cuadro de Distribución Accionaria Post-Fusión;

(c) That BWM’s bylaws, as entirely amended and restated under the corporate resolutions mentioned in Recital I (b) will remain in full force and effect; and	(c) Que los estatutos de BWM, mismos que fueron modificados y re expresados en su totalidad a través de las resoluciones señaladas en la Declaración I(b) permanezcan vigentes; y

(d) close the corporate books of DD3, in the understanding that there shall be no further registration of transfers of shares thereafter on the records of DD3.	(d) cerrar los libros corporativos de DD3, en el entendido que ya no habrá registro posterior alguno.

SEVENTH. Directors and Officers. The parties agree that BWM’s Board and the officers of BWM as of immediately following the Effective Date to be comprised of the individuals set forth below:

SÉPTIMA. Miembros del Consejo y funcionarios de DD3. Las partes acuerdan que el Consejo de Administración y demás funcionarios de BWM inmediatamente después de la Fecha Efectiva este compuesto de la manera que se detalla a continuación:

[Directors and Officers chart to follow]	[Directors and Officers chart to follow]

EIGHTH. Publications. In accordance with article 223 (two hundred and twenty-three) of the LGSM, the resolutions concerning the merger and the balance sheet must be published in the electronic system of the Ministry of Economy (Secretaría de Economía). Furthermore, the parties shall record in the corresponding Public Registry of Commerce the notarial deed containing the resolutions adopted by each of them approving the Merger.

OCTAVA. Publicaciones. De conformidad con lo establecido en el Artículo 223 (doscientos veintitrés) de la LGSM, las resoluciones referentes a la fusión y el Balance se publicarán en el Sistema Electrónico de Publicaciones de Sociedades Mercantiles de la Secretaría de Economía. Asimismo, cada una de las partes inscribirá en el Registro Público de la Propiedad y del Comercio la escritura pública que formalice las resoluciones adoptadas en las que se aprueba la Fusión.

NINTH. Further Action; Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Merger.

NOVENA. Acciones adicionales; Mejores esfuerzos. De conformidad con los términos y condiciones del presente Convenio, cada una de las partes utilizará sus mejores esfuerzos de forma razonable para realizar, o causar que se realicen, las acciones necesarias o convenientes de conformidad con la ley aplicable para llevar a cabo y que surta efectos la Fusión

TENTH. Governing Law. This Agreement shall be governed by, and construed in accordance with, the federal laws of Mexico.	DÉCIMA. Ley aplicable. El presente Convenio se interpretará y regirá de conformidad con las leyes federales de México.

The parties hereto agree to (a) expressly submit to the exclusive jurisdiction of Mexico City federal competent courts arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, to any other competent jurisdiction that may apply to them in connection with their present or future domicile.

Las Partes (a) se someten expresamente a la jurisdicción de los tribunales federales competentes de la Ciudad de México, y (b) renuncian al fuero que pudiera corresponderles por razón de sus domicilios presentes o futuros o por cualquier otra causa.

ELEVENTH Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

UNDÉCIMA. Encabezados. Los encabezados utilizados en el presente Convenio son incluidos únicamente por conveniencia y facilidad en la referencia y no deberán afectar de forma alguna el contenido o interpretación del presente Convenio.

TWELFTH This Agreement has been prepared and executed in both Spanish and English versions. In the event of any conflict between the Spanish and English language versions, the Spanish language version shall prevail.	DUODÉCIMA Este Convenio has sido elaborado y firmado tanto en idioma inglés como español En caso de conflicto entre la versión en español y la versión en inglés, la versión en español prevalecerá.

[Signature Page Follows/Hojas de firmas a continuación]

In witness whereof, DD3 and BWM have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.	Enteradas las partes del contenido y alcance del presente Convenio, las partes han dispuesto que el presente Convenio se celebre en la fecha previamente indicada en la carátula por sus respectivos representantes legales autorizados.

BWM DE MÉXICO, S.A.P.I. DE C.V.	DD3 S.A.P.I. DE C.V.

By/Por:	By/Por:

Name/Nombre: Legal Representative / Representante Legal	Name/Nombre: Legal Representative / Representante Legal